UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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ATLAS PIPELINE PARTNERS, L.P.

(Name of Registrant as Specified in Its Charter)

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ATLAS PIPELINE PARTNERS, L.P.
NOTICE OF CONSENT SOLICITATION
To our Unitholders:
          We are soliciting your consent to approve the 2010 Long-Term Incentive Plan (the “Plan”) of ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership (“we,” “us,” or the “Partnership”).
          The Managing Board (the “Board”) of Atlas Pipeline Partners GP, LLC (the “General Partner”), the general partner of the Partnership, unanimously approved the Plan subject to obtaining the approval of the holders of a majority of our common units representing limited partner interests (“Unitholders”), and is recommending that Unitholders approve the Plan. The Plan will provide for the grant of options, phantom units, unit awards, unit appreciation rights and other unit-based awards to officers, employees and Board members of the General Partner, as well as other individuals who perform services for us or in furtherance of our business. The Plan is described in more detail in the accompanying Consent Solicitation Statement.
          Unitholders of record at the close of business on April 20, 2010 are entitled to receive notice of and to vote in the Consent Solicitation. Unitholders holding a majority of our common units outstanding as of the close of business on the record date must vote in favor of the Plan for it to be approved. THE BOARD HAS VOTED UNANIMOUSLY TO RECOMMEND THAT THE UNITHOLDERS VOTE FOR THE PLAN.
          We are providing you with these Consent Solicitation materials both by sending you this full set of materials and by notifying you of the availability of the materials on the Internet. This Consent Solicitation Statement is available at http://phx.corporate-ir.net/phoenix.zhtml?c=113240&p=irol-reportsannual.
          The Plan can only be adopted following the approval of Unitholders holding a majority of our common units outstanding as of the close of business on the record date. YOUR VOTE IS IMPORTANT. Failure to vote will have the same effect as a vote against the Plan. We encourage you, therefore, to review the enclosed Consent Solicitation Statement and to vote as soon as possible by completing, signing, dating and returning the enclosed consent card by mail, facsimile or electronically, as further described on the consent card. If you hold your units through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your units.
          The Consent Solicitation will expire at, and your consent must be received by, 11:59 p.m., eastern standard time, on                     , 2010 (the “Expiration Date”). The Consent Solicitation may be extended by the General Partner for a specified period of time or on a daily basis until the consents necessary to adopt the Plan have been received.
By order of the Managing Board of
Atlas Pipeline Partners GP, LLC,
General Partner
Moon Township, Pennsylvania
          , 2010

ATLAS PIPELINE PARTNERS, L.P.
Westpointe Corporate Center One
1550 Coraopolis Heights Road
Moon Township, PA 15108
CONSENT SOLICITATION STATEMENT
          This Consent Solicitation Statement is being furnished to the holders of common units representing limited partner interests (“Units”) of Atlas Pipeline Partners, L.P. (“we,” “us,” or the “Partnership”) as of the close of business on April 20, 2010 (the “Record Date”) in connection with the solicitation (the “Solicitation”) of consents of the holders of Units (“Unitholders”) to approve the Partnership’s 2010 Long-Term Incentive Plan (the “Plan”). This Consent Solicitation Statement and the enclosed form of Consent are being mailed to Unitholders on or about                     , 2010.
          The consent is being solicited on behalf of the Managing Board (the “Board”) of Atlas Pipeline Partners GP, LLC, the general partner of the Partnership (the “General Partner”). The Plan will be voted on by Unitholders. A copy of the Plan is attached to this Consent Solicitation Statement as Appendix A.
          Only Unitholders of record at the close of business on the Record Date are entitled to vote on the Plan. Adoption of the Plan requires the receipt of affirmative consents of Unitholders holding a majority of the Units outstanding.
          The Plan has been approved unanimously by the Board of the General Partner as being in the best interests of the Partnership and the Unitholders. The Board unanimously recommends that you vote FOR the Plan.
          This Solicitation will expire at, and your consent must be received by, 11:59 p.m., eastern standard time, on                     , 2010 (the “Expiration Date”). The General Partner may extend this Solicitation for a specified period of time or on a daily basis until the consents necessary to adopt the Plan have been received. You may revoke your consent at any time before 11:59 p.m., eastern standard time, on the Expiration Date.
          If you have any questions about this Consent Solicitation Statement, please call Georgeson Inc. toll-free at 888-264-7054. Banks and brokers can call 212-440-9800. Alternatively, Unitholders can call Brian Begley, the Partnership’s Vice President of Investor Relations, at 215-832-4123.
          This Consent Solicitation Statement is dated                     , 2010.

THE PLAN
Adoption of the Plan
          On February 9, 2010, the Board unanimously adopted, subject to the approval of the Unitholders, the 2010 Long-Term Incentive Plan.
Purpose
          The purpose of the Plan is to assist the General Partner, in its capacity as general partner of the Partnership, in securing and retaining employees of outstanding ability who are in a position to participate significantly in the development and implementation of the strategic plans of the Partnership and thereby to contribute materially to the long-term growth, development and profitability of the Partnership by affording them an opportunity to acquire units. The Plan is designed to align directly long-term executive compensation with tangible, direct and identifiable benefits realized by Unitholders.
Description of the Plan
          The following is a brief description of the principal features of the Plan. A copy of the Plan is attached hereto as Appendix A. The statements made in this Solicitation with respect to the Plan should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the Plan.
Plan Provisions
          Administration. Grants made under the Plan will be determined by the Board or a committee of the Board, or the board of an affiliate of the Partnership that is appointed by the Board to administer the Plan, except that grants made to members of the Board may not be determined by a committee of the Board. We refer to the board or committee that administers the Plan as the “Committee.”
          Subject to the provisions of the Plan, the Committee is authorized to administer and interpret the Plan, to make factual determinations and to adopt or amend its rules, regulations, agreements and instruments for implementing the Plan. The Committee will also have the full power and authority to determine the recipients of grants under the Plan as well as the terms and provisions of restrictions relating to grants.
          Subject to any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to award grants under the Plan, to the Chief Executive Officer of the General Partner, subject to such limitations as the Committee may impose, if any. However, the Chief Executive Officer many not make awards to, or take any action with respect to any grant previously awarded to, himself or a person who is subject to Rule 16b-3 under the Exchange Act of 1934, as amended.

          Eligibility. Persons eligible to receive grants under the Plan are employees of the General Partner or its affiliates (including officers or members of the Board who are also employees) who perform services for the Partnership or in furtherance of the Partnership’s business, consultants or advisors who perform services for the Partnership or in furtherance of the Partnership’s business and members of the Board.
          Units Available for Grants. The total number of Units that may be issued under the Plan is 3,000,000. This amount is subject to adjustment as provided in the Plan for events such as unit distributions, unit splits, recapitalizations, mergers, reorganization, reclassification and other extraordinary events affecting the outstanding Units as a class. Units issued under the Plan may be authorized but unissued Units or reacquired Units, including Units purchased by the General Partner on the open market for purposes of the Plan.
          Grant of Units. Grants under the Plan may consist of options, phantom units, unit awards, unit appreciation rights or other unit-based awards. All grants are subject to such terms and conditions as the Committee deems appropriate. The awards are described more fully below.
               Options. An option is the right to purchase one Unit in the future at a predetermined price (the “exercise price”). The exercise price of each option is determined by the Committee and may be equal to or greater than the fair market value of a Unit on the date the option is granted. The Committee will determine the circumstances under which an option is exercisable, the methods by which the exercise price may be paid and the form of payment (which may include cash, Units or other methods approved by the Committee). Unless otherwise provided by the Committee, an option may be exercised only while the participant is employed by the General Partner, the Partnership or their affiliates, or while providing services to the Partnership or in furtherance of the Partnership’s business as a consultant or member of the Board.
               Phantom Units. Phantom units represent rights to receive a Unit or a cash amount based on the value of a Unit, or a combination of the two. Phantom units are subject to terms and conditions determined by the Committee, which may include a vesting period, achievement of performance goals or deferred payment. In addition, the Committee may grant distribution equivalents in connection with phantom units. Distribution equivalents represent the right to receive cash or Units, or a combination of the two, in an amount per phantom unit that is equal to distributions paid by the Partnership on each of the outstanding Units. Distribution equivalents may be paid by the Partnership currently or may be deferred and, if deferred, may accrue interest. The Committee may provide that distribution equivalents shall be payable based on the achievement of specific goals.
               Unit Awards. The Plan permits Units to be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. Restricted units are Units that are subject to terms and conditions determined by the Committee, which may include to restrictions on transferability, voting, receipt of distributions, risk of forfeiture and/or other restrictions. The Committee may determine to withhold distributions while the unit awards are subject to restrictions. Distributions that are not paid currently will be credited to bookkeeping accounts on the General Partner’s records and may accrue interest, as determined by the Committee, which shall be paid in cash, Units or such other form as distributions are paid on Units, as determined by the Committee.
               Unit Appreciation Rights. Unit appreciation rights (“UAR”) may also be awarded under the Plan separately or in tandem (granted with option rights to provide an alternative to exercise of the option). Tandem UARs may be granted at the time an option is granted or at any time while the option is outstanding. Tandem UARs may only be exercised at a time when the related option is exercisable, and requires that the related option be surrendered for cancellation.
          A UAR is the right to receive, upon exercise, an amount in cash or Units equal to (i) the fair market value of one Unit on the date of exercise minus (ii) the UAR’s grant price. The Committee will determine at the date of grant the circumstances under which a UAR may be exercised, the method of exercise, the method and form of settlement, the method by or forms in which Units, cash or both will be delivered, and any other terms and conditions of any UAR. The Committee may grant UARs that are subject to the achievement of performance goals or other achievements.
               Other Unit-Based Awards. The Committee may grant other awards not specified in the Plan on such terms and conditions as the Committee deems appropriate. Other unit-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in Units or cash, or in a combination of the two, as determined by the Committee.
          Change of Control. Upon a change of control, unless the Committee determines otherwise at the time of grant, all awards will automatically vest and become payable or exercisable in full. A change of control is defined as follows:
•	the General Partner (or an affiliate of the Partnership) ceases to be the Partnership’s general partner;

•	consummation of a merger, consolidation, share exchange, division or other reorganization or transaction of the Partnership, the General Partner or an affiliate that is a direct or indirect parent of the General Partner with any entity, other than a transaction which would result in the voting securities of the Partnership or the General Partner, as appropriate, outstanding immediately prior thereto, continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity’s outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

•	the equity holders of the Partnership, the General Partner or an affiliate that is a direct or indirect parent of the General Partner approve a plan of complete, liquidation or winding-up of the Partnership;

•	consummation of a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Partnership or an affiliate that is a direct or indirect parent of the General Partner to an entity that is not an affiliate of the Partnership or the General Partner; or
•	during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board or the Board of an affiliate that is a direct or indirect parent of the General Partner (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board or other board of directors, as applicable.
Notwithstanding the foregoing, the Committee may specify a more limited definition of Change in Control, or a definition conforming to requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for a particular Grant, as the Committee deems appropriate.
          Amendments and Termination. The Board may amend or terminate the Plan at any time, provided, however, that the Board shall not amend the Plan without approval of the Unitholders if such approval is required in order to comply with applicable stock exchange requirements. No amendment or termination of the Plan may materially impair any rights or obligations of participants under any previously made awards, unless the participant has consented or such amendment or termination was reserved in the grant documentation. The Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations. The Committee may not reprice options or UARs, nor may the Plan be amended to permit option or UAR repricing, unless the Unitholders approve.
          The Plan shall terminate on the day immediately preceding the tenth (10th) anniversary of its effective date, unless it is earlier terminated or extended by the Board with approval of the Unitholders.
          Transfer Restrictions. Except as otherwise determined by the Committee, no award will be assignable or transferable except by will or the laws of descent and distribution. When a participant dies, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights.
Federal Income Tax Consequences
          The following is a general description of the federal income tax consequences of options, phantom units, units awards and UARs granted under the Plan. It provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of unitholders considering how to vote and not as tax guidance to participants in the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws and does not purport to be complete.
          The Plan is not eligible for treatment as a qualified plan under the Code, therefore, all options granted pursuant to the Plan will be non-qualified options. A grantee will not recognize income at the time of the grant of an option. Upon exercise of an option, the grantee will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of the option exercise, of the Units purchased. The tax basis to a grantee of Units obtained by the exercise of an option equals the option price paid plus ordinary compensation income recognized. The grantee’s capital holding period for the Units acquired begins on the option exercise date.
          The recipient of a phantom unit or unit award will not recognize income at the time of the grant of his or her award. Rather, upon delivery of the Units, the participant will have taxable compensation equal to the fair market value of the number of Units the participant actually receives with respect to the award. In addition, there will be no federal income tax consequences as a result of an award of UARs. When UARs are paid in cash or Units, the participant generally will recognize ordinary income. Upon the sale of Units, a participant generally will have gain or loss (which may consist of both ordinary and capital gain and loss elements depending upon the Partnership’s taxable income and loss during the period in which the Units were held). Since the Partnership is not a taxable entity for federal income tax purposes, the amount of taxable compensation to the participant will be treated as deductions allocated among the partners of the Partnership in accordance with the partnership agreement.
NEW PLAN BENEFITS
          SEC rules require us to disclose in tabular format any amounts that we currently are able to determine will be allocated to our NEOs, directors and other employees following approval of the Plan. While determinations of amounts that participants will be eligible to receive will not be made until after the Expiration Date for the Solicitation, we intend to offer Plan awards to participants in the Atlas Pipeline Mid-Continent, LLC 2009 Equity-Indexed Bonus Plan (the “APLMC Plan”), and that certain Phantom Unit Grant Agreement dated September 14, 2009 with Eric T. Kalamaras, the Partnership’s Chief Financial Officer (the “Grant Agreement”), each discussed below.
          Atlas Pipeline Mid-Continent, LLC (“Mid-Con”), an indirect wholly-owned subsidiary of ours, maintains the APLMC Plan, dated June 1, 2009. Under the APLMC Plan, employees of Mid-Con and its affiliates are eligible to receive equity-indexed bonus units, which entitle the holder, upon vesting, to receive in cash the fair market value equivalent to a Unit. All outstanding bonus units vest 1/3 per year for three years. Under the Grant Agreement, Mid-Con issued 50,000 bonus units to Mr. Kalamaras on substantially the same terms as the bonus units issued under the APLMC Plan, other than vesting dates.
          The Board has determined that it is in our best interest to exchange 375,000 phantom units under the Plan for the bonus units outstanding under the APLMC Plan and the Grant Agreement. This exchange offer is contingent upon both the approval of the Plan as set forth in this Solicitation and acceptance of the offer by the APLMC Plan participants and Mr. Kalamaras. If the Plan is approved by a majority of our Units and the exchange offer is accepted by each participant in the APLMC Plan and under the Grant Agreement, up to 375,000 phantom units will be issued under the Plan (depending on the number of participants that accept the exchange offer). Each phantom unit will be granted with distribution equivalent rights to be paid concurrently with distributions on Units and will vest 1/3 over three years, with the first vesting of awards originally granted under the APLMC Plan to occur on June 1, 2010, and the first vesting of awards originally granted under the Grant Agreement to occur on September 14, 2010. Upon vesting, the participant will receive Units on a one-for-one basis. The following table sets forth information with respect to the maximum amount of phantom units that may be issued under the Plan to the holders of bonus units under the APLMC Plan and the Grant Agreement:

2010 Long-Term Incentive Plan of Atlas Pipeline Partners, L.P.

Name and Position	Dollar Value ($)*	Number of Units
Eric T. Kalamaras Chief Financial Officer	$721,000	50,000
Gerald R. Shrader Chief Legal Officer	$721,000	50,000
Robert W. Karlovich III Chief Accounting Officer	$360,500	25,000
Executive Group	$1,802,500	125,000
Non-Executive Officer Employee Group	$3,605,000	250,000

*	Estimated using a Unit price of $14.42, which was the closing price of the Units on April 9, 2010.

THE CONSENT SOLICITATION
Voting Securities, Record Date and Outstanding LP Units
          This Solicitation is being made pursuant to the provisions of Section 13.11 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership and is subject to the conditions in this Consent Solicitation Statement and the accompanying form of Consent. No meeting of the Unitholders is contemplated to be held for the purpose of considering the Plan. Only record holders of Units at the close of business on April 20, 2010 will be taken into account for the purpose of determining whether the requisite approval of the Plan has been obtained. Each Unitholder entitled to vote has one vote for each Unit outstanding in such Unitholder’s name.
          On the Record Date, there were a total of                     Units outstanding, which were held by approximately                      Unitholders.
Consent and Revocation of Consent
          The General Partner will accept forms of Consent at any time before 11:59 p.m., eastern standard time, on the Expiration Date, which is                     , 2010. The enclosed form of Consent, when properly completed and returned, will constitute a Unitholder’s consent, or the withholding of consent, to the approval of the Plan in accordance with the instructions contained therein. If a Unitholder executes and returns a form of Consent and does not specify otherwise, the Units represented by such form of Consent will be voted “for” approval of the Plan in accordance with the recommendation of the General Partner.
          A Unitholder who has executed and returned a form of Consent may revoke it at any time before 11:59 p.m., eastern standard time, on the Expiration Date by (i) executing and returning a form of Consent bearing a later date, or (ii) filing written notice of such revocation with the Secretary of the General Partner stating that the form of Consent is revoked. Any such written notice or later dated form of Consent should be sent to Atlas Pipeline Partners, Attn: Gerald Shrader, 110 W 7th St., Suite 2300, Tulsa, Oklahoma 74119.
Required Vote
          The Plan requires the approval of holders of a majority of the outstanding Units as of the close of business on the Record Date.
          Because the approval of holders of a majority of the outstanding Units is required to approve the Plan, not returning the form of Consent will have the same effect as a vote against the Plan.
          Atlas Pipeline Holdings, L.P. (“AHD”), the parent of the General Partner, owned                      Units as of the Record Date (approximately      % of the Units outstanding), and Atlas Energy, Inc. (“ATLS”), which is the parent of AHD’s general partner, owned                      Units as of the Record Date (approximately      % of the Units outstanding). The executive officers and directors of the General Partner owned                      Units (approximately      %

of the Units outstanding) as of the Record Date. Each of AHD, ATLS, and each executive officer and director of the General Partner who holds Units has advised the General Partner that he, she or it intends to consent, as to the Units he, she or it owns, to the Plan. Therefore, in addition to the Units held by AHD, ATLS and the executive officers and directors of the General Partner, the consent of holders of an additional                      Units is required to approve the Plan. For further information concerning the ownership of Units by the General Partner’s affiliates, executive officers and directors, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 38.
Solicitation of Consents
          The cost of soliciting consents will be borne by the Partnership. To assist in the solicitation of consents, the Partnership has engaged Georgeson Inc. for a fee of approximately $                    , plus reasonable out-of-pocket expenses. In addition, the Partnership will reimburse brokers, banks and other persons holding Units in their names, or in the names of nominees, for their expenses in sending these solicitation materials to beneficial holders.
          Other than as discussed above, the Partnership has made no arrangements and has no understanding with any independent dealer, salesman or other person regarding the solicitation of consents hereunder, and no person has been authorized by the Partnership to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the General Partner, who will receive no additional compensation therefor.
No Appraisal Rights
          Unitholders who object to the adoption of the Plan will have no appraisal, dissenters’ or similar rights (i.e., the right to seek a judicial determination of the “fair value” of their Units and to compel the purchase of their Units for cash in that amount) under Delaware law or the Partnership Agreement, nor will such rights be voluntarily accorded to holders of Units by the Partnership. Thus, approval of the Plan by holders of a majority of the outstanding Units will be binding on all holders of Units, and objecting holders will have no alternative other than selling their Units prior to the effective date of the adoption of the Plan.
Householding Matters
          Unitholders who share a single address will receive only one Solicitation at that address, unless we have received instructions to the contrary from any Unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a Unitholder of record residing at such an address wishes to receive a separate copy of this Solicitation or of future consent solicitations (as applicable), he or she may write to us at: Atlas Pipeline Partners, L.P., Westpointe Corporate Center, 1550 Coraopolis Heights Road, Moon Township, Pennsylvania 15108, Attention: Secretary. We will deliver separate copies of this Solicitation promptly upon written request. If you are a Unitholder of record receiving multiple copies of our Solicitation, you can request householding by contacting us in the same manner. If you own your Units through a bank, broker or other Unitholder of record, you can request additional copies of this Solicitation or request householding by contacting the Unitholder of record.
Notice to Unitholders
          The General Partner will notify Unitholders of the results of this Solicitation promptly after the Expiration Date.
Your Consent is important, regardless of the number of Units you own. Accordingly, please complete, sign and return your Consent promptly.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PLAN
          Members of the Board and executive officers of the General Partner will be eligible to receive grants under the terms of the Plan. Accordingly, members of the Board and the executive officers of the General Partner have a substantial interest in the passage of the Plan.
EXECUTIVE COMPENSATION
          In connection with our solicitation of your consent to implement the Plan, Securities and Exchange Commission rules require us to provide executive compensation information for our most recently completed fiscal year similar to the information we provide annually in our Annual Report on Form 10-K. Because the year ended December 31, 2009 is our most recently completed fiscal year, the Executive Compensation section of this Consent Solicitation Statement substantially mirrors the Executive Compensation section set forth in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 5, 2010.
          Neither we nor the Board has a compensation committee. Compensation of the personnel of ATLS and its affiliates who provide us with services is set by ATLS and such affiliates. The independent members of the Board, however, do review the allocation of the salaries of such personnel for purposes of reimbursement, discussed below.
          One member of the Board, Tony C. Banks, was the Chairman of the Board of Optiron Corporation, which was a subsidiary of ATLS until 2002. At our October 2006 managing board meeting, the Board determined Mr. Banks to be an independent board member pursuant to NYSE listing standards and Rule 10A-3(b) promulgated under the Securities Exchange Act of 1934. None of the other independent Board members is an employee or former employee of ours or of our General Partner. No executive officer of our General Partner is a director or executive officer of any entity in which an independent managing board member is a director or executive officer.
Compensation Discussion and Analysis
          We are required to provide information regarding the compensation program in place as of December 31, 2009, for our General Partner’s CEO, CFO and the three other most highly-compensated executive officers. In this Solicitation, we refer to our General Partner’s CEO, CFO and the other three most highly-compensated executive officers as our “named executive officers” or “NEOs.” This section should be read in conjunction with the detailed tables and narrative descriptions below.
          Except for the APLMC Plan and the Grant Agreement, we do not directly compensate our named executive officers. Rather, ATLS allocates the compensation of our executive officers between activities on behalf of us and activities on behalf of itself and its affiliates based upon an estimate of the time spent by such persons on activities for us and for ATLS and its affiliates. Because Messrs. Dubay, Kalamaras, Shrader and Karlovich devote all of their time to us and AHD, all of their compensation costs are allocated to us. We reimburse ATLS for the compensation allocated to us. Because ATLS employs our NEOs, its compensation committee, comprised solely of independent directors, has been responsible for formulating and presenting recommendations to its board of directors with respect to the compensation of our NEOs. The ATLS compensation committee has also been responsible for administering our employee benefit plans, including our incentive plans.
          Compensation Objectives
          We believe that our compensation program must support our business strategy, be competitive, and provide both significant rewards for outstanding performance and clear financial consequences for underperformance. We also believe that a significant portion of the NEOs’ compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and company accomplishment. Accounting and cost implications of compensation programs are considered in program design; however, the essential consideration is that a program is consistent with our business needs.
          Compensation Methodology
          The ATLS compensation committee generally makes recommendations to the ATLS board on compensation amounts shortly after the close of its (and our) fiscal year. In the case of base salaries, it recommends the amounts to be paid for the new fiscal year. In the case of annual bonus and long-term incentive compensation, the committee recommends the amount of awards based on the then concluded fiscal year. ATLS and we typically pay cash awards and issue equity awards in February, although the ATLS compensation committee has the discretion to recommend salary adjustments and the issuance of equity awards at other times during the fiscal year. In addition, some of our NEOs who also perform services for ATLS and its subsidiaries may receive stock-based awards from ATLS and these subsidiaries, each of which have delegated compensation decisions to the ATLS compensation committee because they, like us, do not have their own employees.
          Each year, our Chairman, who also serves as the ATLS Chief Executive Officer and Chairman, provides the ATLS compensation committee with key elements of ATLS’s, our and our NEOs’ performance during the year. Our Chairman makes recommendations to the compensation committee regarding the salary, bonus, and incentive compensation component of each NEO’s total compensation. Our Chairman, at the compensation committee’s request, may attend committee meetings; however, his role during the meetings is to provide insight into ATLS and our company’s performance, as well as the performance of other comparable companies in the same industry.
          Compensation Consultant
          The ATLS compensation committee has retained Mercer (US) Inc. on an annual basis to provide information, analyses, and advice regarding executive compensation. In June 2009, the compensation committee engaged Mercer to conduct a competitive review of its then current NEO compensation program. This review included three of our NEOs: Messrs. E. Cohen, J. Cohen and M. Jones. Mercer provided a proxy analysis based on a peer group of 14 energy companies, which we refer to as the full peer group, against which ATLS competes for executive talent, land and mineral rights, oil and gas services, pipeline and takeaway capacity, and/ or water disposal capacity. The peer group consists of: Anadarko Petroleum Corporation, Chesapeake Energy Corporation, Cabot Oil & Gas Corporation, CONSOL Energy Inc., EQT Corporation, Exco Resources, Inc., Linn Energy, LLC, MarkWest Energy Partners, L.P., Quicksilver Resources Inc., Pioneer Natural Resources Company, Range Resources Corporation, Southwestern Energy Company, The Williams Companies, Inc., and XTO Energy Inc. In our business, we compete against some of the members of the peer group for takeaway capacity, processing services and/or water disposal capacity.
          Mercer also analyzed a 10-company subset of the full peer group, which we refer to as the size-adjusted peer group, that included companies’ 2008 revenues of between $750 million to $3 billion, that is, approximately one-half to twice ATLS’s revenues. The size-adjusted peer group excluded Anadarko Petroleum, Chesapeake Energy, Williams, and XTO Energy. In addition, Mercer provided a survey analysis of competitive data gathered from published surveys.
          The compensation committee does not set a specific percentile range for NEO compensation amounts. Rather, it uses the comparative information as part of the total mix of information it considers.
          In addition to the competitive analysis of the NEO compensation program, at the compensation committee’s direction, Mercer provided the following services for the committee during fiscal 2009:
•	provided advice with respect to ATLS’s new long-term incentive plan;

•	advised the committee with respect to awards for 2009 under ATLS’s Senior Executive Plan, discussed below, and established performance measures and performance targets for 2010; and

•	provided advice on the employment agreement for Mr. Jones.
          In the course of conducting its activities for fiscal 2009, Mercer attended five meetings of the compensation committee and presented its findings and recommendations for discussion.
          The compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice remains objective and is not unduly influenced by ATLS’s management. These procedures include: a direct reporting relationship of the Mercer consultant to the chairman of the compensation committee; provisions in the engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the compensation committee on Mercer’s financial relationship with ATLS, including a summary of the work performed for ATLS during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the compensation committee has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for ATLS. In fact, Mercer did not perform non-executive compensation consulting services for ATLS during the last fiscal year or during any other year. With the consent of the compensation committee chair, Mercer may contact ATLS’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the compensation committee that the executive officers also receive.
          In making its compensation decisions, the compensation committee meets in executive session, without management, both with and without Mercer. Ultimately, the decisions regarding executive compensation are made by the compensation committee after extensive discussion regarding appropriate compensation and may reflect factors and considerations other than the information and advice provided by Mercer and our Chairman. The compensation committee’s decisions are then submitted to the Board.
          Elements of our Compensation Program
          Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of an allocation of base salary plus cash bonus awarded by ATLS. Long-term incentives consist of a variety of equity awards. Both the annual cash incentives and long-term incentives may be performance-based.
          Base Salary
          Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contributed to the success of ATLS and us. Base salaries are not intended to compensate individuals for extraordinary performance or for above average company performance.
          Annual Incentives
          Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to ATLS’s annual performance and /or that of one of ATLS’s subsidiaries or divisions for which the officer is responsible. Generally, the higher the level of responsibility of the executive within ATLS, the greater is the incentive component of that executive’s target total cash compensation. The ATLS compensation committee may recommend awards of performance-based bonuses and discretionary bonuses.
               Performance-Based Bonuses—The ATLS Annual Incentive Plan for Senior Executives, which we refer to as the Senior Executive Plan, provides awards for the achievement of predetermined, objective performance measures over a specified 12-month performance period, generally ATLS’s fiscal year. Awards under the Senior Executive Plan may be paid in cash or in shares of ATLS common stock under its stock incentive plan. The Senior Executive Plan is designed to permit ATLS to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Code for compensation paid to the NEOs. Notwithstanding the existence of the Senior Executive Plan, the ATLS compensation committee believes that the interests of ATLS’s stockholders and our unitholders are best served by not restricting its discretion and flexibility in crafting compensation, even if the compensation amounts result in non-deductible compensation expense. Therefore, the committee reserves the right to approve compensation that is not fully deductible.
          In March 2009, the compensation committee approved 2009 target bonus awards to be paid from a bonus pool. The bonus pool is equal to 18.3% of ATLS’s adjusted distributable cash flow unless the adjusted distributable cash flow includes any capital transaction gains in excess of $50 million, in which case only 10% of that excess will be included in the bonus pool. If the adjusted distributable cash flow does not equal at least 75% of the average adjusted distributable cash flow for the previous 3 years, no bonuses will be paid. Adjusted distributable cash flow means the sum of (i) cash available for distribution to ATLS by any of its subsidiaries (regardless of whether such cash is actually distributed), plus (ii) interest income during the year, plus (iii) to the extent not otherwise included in adjusted distributable cash flow, any realized gain on the sale of securities, including securities of a subsidiary, less (iv) ATLS’s stand-alone general and administrative expenses for the year excluding any bonus expense (other than non-cash bonus compensation included in general and administrative expenses), and less (v) to the extent not otherwise included in adjusted distributable cash flow, any loss on the sale of securities, including securities of a subsidiary. A return of ATLS’s capital investment in a subsidiary is not intended to be included and, accordingly, if adjusted distributable cash flow includes proceeds from the sale of all or substantially all of the assets of a subsidiary, the amount of such proceeds to be included in adjusted distributable cash flow will be reduced by its basis in the subsidiary. The maximum award payable, expressed as a percentage of ATLS’s estimated 2009 adjusted distributable cash flow, for its NEO participants was as follows: Edward E. Cohen, 6.14%; Jonathan Z. Cohen, 4.37% and Matthew A. Jones, 3.46%. Pursuant to the terms of the Senior Executive Plan, the compensation committee has the discretion to recommend reductions, but not increases, in awards under the plan. As set forth below, actual awards for 2009 were substantially less than the maximum award permitted under the plan. In February 2010, the compensation committee approved target bonus awards identical to the 2009 target bonus awards.
               Discretionary Bonuses—Discretionary bonuses may be awarded to recognize individual and group performance. Mr. Shrader received a cash bonus of $50,000 in recognition of his performance in connection with the disposition of our NOARK assets.
          Long-Term Incentives
          We believe that our long-term success depends upon aligning our executives’ and unitholders’ interests. To support this objective, ATLS provides our executives with various means to become significant equity holders, including awards under our Long-Term Incentive Plan, which we refer to as our Plan. Our NEOs are also eligible to receive awards under the ATLS Stock Incentive Plans, which we refer to as the Atlas Plans, and the AHD Long-Term Incentive Plan, which we refer to as the AHD Plan, as appropriate.
               Grants under our Plan: The ATLS compensation committee may recommend grants of equity awards in the form of options and/or phantom units. Other than the unit options that were granted to Mr. Dubay in connection with the execution of his employment agreement, only phantom units have been granted under our Plan through December 31, 2009. The unit options and phantom units vest over four years.

               Grants under Other Plans: As described above, our NEOs who perform services for us and one or more of ATLS’s subsidiaries may receive stock-based awards under the Atlas Plan or the AHD Plan.
          Supplemental Benefits, Deferred Compensation and Perquisites
          We do not provide supplemental benefits for executives and perquisites are discouraged. ATLS does provide a Supplemental Executive Retirement Plan for Messrs. E. Cohen and J. Cohen pursuant to their employment agreements, but none of those benefits or related costs are allocated to us. None of our NEOs have deferred any portion of their compensation.
          Employment Agreements
          Generally, ATLS does not favor employment agreements unless they are required to attract or to retain executives to the organization. It entered into employment agreements Messrs. E. Cohen, J. Cohen, E. Dubay, M. Jones and E. Kalamaras. See “Employment Agreements and Potential Payments Upon Termination or Change of Control.” The ATLS compensation committee takes termination compensation payable under these agreements into account in determining annual compensation awards, but ultimately its focus is on recognizing each individual’s contribution to ATLS and our performance during the year.
          Determination of 2009 Compensation Amounts
          As described above, after the end of ATLS’s 2009 fiscal year, the ATLS compensation committee set the base salaries of our NEOs for the 2010 fiscal year and recommended incentive awards based on the prior year’s performance. In carrying out its function, the ATLS compensation committee acted in consultation with Mercer.
          In determining the actual amounts to be paid to the NEOs, the ATLS compensation committee considered both individual and company performance. Our CEO makes recommendations of award amounts based upon the NEOs’ individual performances as well as the performance of ATLS’s subsidiaries for which each NEO provides service; however, the ATLS compensation committee has the discretion to approve, reject, or modify the recommendations. The ATLS compensation committee noted that our management team had repositioned us through renegotiation of bank arrangements, strengthened hedging, increased volumes, effectuated a joint venture with Williams, and restructured the Mid-Continent division. In addition, the compensation committee reviewed the calculations of ATLS’s adjusted distributable cash flow and determined that 2009 adjusted distributable cash flow exceeded the pre-determined minimum threshold of 75% of the average adjusted distributable cash flow for the previous three years by more than 50%.
               Base Salary. Following a review of the analysis conducted by Mercer in June 2009 of the ATLS NEOs’ compensation, the compensation committee determined to increase base salaries by $100,000 effective July 1, 2009 for each of its NEOs, including those of Messrs. E. Cohen, J. Cohen and M. Jones, and for Mr. Dubay. In light of these interim increases, the compensation committee determined at the end of the 2009 fiscal year that the adjusted base salaries for those individuals were appropriate for the 2010 fiscal year. In addition, the compensation committee set 2010 salaries for our other NEOs as follows: Mr. Kalamaras-$275,000 Mr. Karlovich-$180,000; and Mr. Shrader-$275,000. These amounts represent a 10% increase from the 2009 base salaries for each of Messrs. Kalamaras and Shrader. Mr. Karlovich’s base salary was increased by 22% as a result of an internal company survey which indicated that his previous salary was not commensurate with his position and responsibilities.
               Annual Incentives.
               Performance-Based Bonuses. As described above, ATLS substantially outperformed the incentive goals that had been set under the Senior Executive Plan. Based upon this performance, the compensation committee recommended that ATLS award cash incentive bonuses to its NEOs as follows: Edward E. Cohen, $2,500,000; Jonathan Z. Cohen, $2,000,000; and Matthew A. Jones, $800,000. The compensation committee also recommended that each of the NEOs receive an amount of ATLS restricted stock units equivalent to their cash bonuses. The restricted stock units will vest 25% per annum. The aggregate annual incentive awards were less than the maximum amount payable to each of the NEOs pursuant to the predetermined percentages established under the Senior Executive Plan, which were as follows: Edward E. Cohen, $8,639,000; Jonathan Z. Cohen, $6,148,000; and Matthew A. Jones, $4,878,000.
               Discretionary Bonuses. Messrs. Dubay, Kalamaras, Karlovich and Shrader are not participants in the Senior Executive Plan. Therefore, the compensation committee awarded them discretionary bonuses as follows: Mr. Dubay-$500,000 in cash and $500,000 in ATLS restricted stock units that vest over four years, Mr. Kalamaras-$72,917, Mr. Karlovich-$73,308; and Mr. Shrader-$250,000. Because the ATLS restricted stock unit award was made after our fiscal year end, it is not included, under new SEC rules, in our Summary Compensation Table for 2009, but will be included in our table for 2010.
               Long-Term Incentives. In order to retain management and in recognition of company and individual accomplishments in 2009 as set forth above, the compensation committee determined to award ATLS stock options to Messrs. Dubay and Kalamaras which vest 25% per year on the anniversary of the grant date as follows: Mr. Dubay-70,000 and Mr. Kalamaras-19,000. Because the ATLS stock option awards were made after our fiscal year end, it is not included, under new SEC rules, in our Summary Compensation Table for 2009, but will be included in our table for 2010.
          Dubay Employment Agreement. Pursuant to the terms of his employment agreement in January 2009 (see below), Mr. Dubay was granted the following awards:
•	options to purchase 100,000 shares of ATLS common stock, which vest 25% per year on each anniversary of the effective date of the agreement;

•	options to purchase 100,000 of our Units, which vest 25% per year on each anniversary of the effective date of the agreement; and

•	options to purchase 100,000 AHD common units, which vest 25% on the third anniversary, and 75% on the fourth anniversary, of the effective date of the agreement.
          APLMC Plan Awards. The APLMC Plan specifically prohibits awards to anyone who is a named executive officer at the time of the grant. Messrs. Shrader and Karlovich received awards under the APLMC Plan, but were granted those awards prior to becoming named executive officers. No additional grants to our named executive officers can be made under the APLMC Plan. In addition, upon execution of his employment agreement in September 2009, Mr. Kalamaras was awarded 50,000 bonus units.
          Summary Compensation Table

								Non-Equity
					Stock		Option	Incentive Plan	All Other
Name and Principal					Awards		Awards	Compensation	Compensation		Total
Position	Year	Salary ($)	Bonus ($)		($) (1)		($) (2)	($)	($)		($)
Eugene N. Dubay, Chief	2009	$438,847	$500,000		$—		$564,000	$—	$555,805	(3)	$2,058,652
Executive Officer and President(4)

Eric T. Kalamaras,(5)	2009	157,000	152,917	(6)	66,620	(7)	—	—	—		376,537
Chief Financial Officer

Edward E. Cohen, Chairman	2009	147,577	—		—		—	375,000	12,600	(9)	535,177
of the Board and Former	2008	135,000	—		—		3,507,000	—	257,938		3,899,938
Chief Executive Officer and	2007	405,000	—		4,612,160		1,205,000	2,250,000	253,212		8,725,372
President(8)

Matthew A. Jones, Former	2009	126,270	—		—		—	280,000	3,950	(10)	410,220
Chief Financial Officer	2008	135,000	—				1,402,800	—	67,713		1,605,513
	2007	135,000	—		461,216		120,500	900,000	75,062		1,691,778

Jonathan Z. Cohen,	2009	101,539	—		—		—	300,000	7,863	(11)	409,402
Vice Chairman	2008	90,000	—		—		2,805,600	—	113,488		3,009,088
	2007	215,217	—		2,306,080		482,000	1,434,783	153,906		4,591,986

Gerald R. Shrader,	2009	224,616	300,000	(12)	96,000	(7)	—	—	—		620,616
Chief Legal Officer

Robert W. Karlovich, III	2009	152,255	73,308		48,000	(7)	—	—	—		273,563
Chief Accounting Officer

(1)	Represents the fair value on the date of grant of the (i) phantom units granted under the AHD Plan and (ii) phantom units granted under our Plan as well as under our APLMC Plan, all in accordance with prevailing accounting literature.

(2)	Represents the fair value on the date of grant of the (i) options granted under the AHD Plan; (ii) options granted under our Plan; and, with respect to Mr. Dubay, (iii) options granted under the ATLS Plan, all in accordance with prevailing accounting literature.

(3)	Includes our net cost of $526,768 related to the purchase and subsequent sale of Mr. Dubay’s home, calculated by subtracting the sale price and related legal and maintenance expenses from the purchase price and moving expenses of

$28,772. Also includes payments of $265 with respect to the phantom units awarded under our Plan.

(4)	On January 15, 2009, Eugene N. Dubay was appointed serve in the capacity of Chief Executive Officer and President of Atlas Pipeline GP.

(5)	On September 7, 2009, Eric T. Kalamaras was appointed Chief Financial Officer of our general partner and of Atlas Pipeline Holdings GP.

(6)	Includes a signing bonus of $80,000.

(7)	Includes for Messrs. Shrader and Karlovich bonus unit awards made in 2009 under our APLMC Plan and for Mr. Kalamaras an award agreement which, in each case, vest ratably over a three-year period from the date of grant. Consistent with FASB ASC Topic 718 and the assumptions disclosed in Item 8: “Financial Statements and Supplementary Data —Note 17” of our Form 10-K for the year ended December 31, 2009, amounts shown include only the amount allocated for the first year of the vesting period; the total amount of the awards is reflected in the “Stock awards” columns of the Outstanding Equity Awards a Fiscal-Year End Table. These awards are valued based on the closing price of our common units on the grant date. For financial statement purposes, the value of these awards is re-measured as of the end of each reporting period until they vest or are otherwise settled. The value of these awards reflected in Item 8: “Financial Statements and Supplementary Data —Note 17 Employee Incentive Compensation Plan and Agreement” of our Form 10-K for the year ended December 31, 2009, based on the closing price of our common units on December 31, 2009 is as follows: Mr. Kalamaras-$490,500; Mr. Shrader-$490,500; and Mr. Karlovich-$245,250.

(8)	On January 15, 2009, Edward E. Cohen resigned as Chief Executive Officer when Eugene N. Dubay was appointed to serve in the capacity of Chief Executive Officer and President of Atlas Pipeline GP.

(9)	Includes payments on DERs of $7,200 with respect to the phantom units awarded under our Plan and $5,400 with respect to phantom units awarded under the AHD Plan.

(10)	Includes payments on DERs of $2,750 with respect to the phantom units awarded under our Plan and $1,200 with respect to phantom units awarded under the AHD Plan.

(11)	Represents payments on DERs of $5,163 with respect to the phantom units awarded under our Plan and $2,700 with respect to phantom units awarded under the AHD Plan.

(12)	Includes a $50,000 bonus granted to Mr. Shrader in recognition of his performance in connection with the disposition of our NOARK assets.
Employment Agreements and Potential Payments Upon Termination or Change of Control
          Edward E. Cohen
          In May 2004, ATLS entered into an employment agreement with Edward E. Cohen, who currently serves as our Chairman and, from 1999 until January 2009, served as our Chief Executive Officer. The agreement was amended as of December 31, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. As discussed above, ATLS allocates a portion of Mr. Cohen’s compensation cost based on an estimate of the time spent by Mr. Cohen on our activities. ATLS adds 50% to the compensation amount allocated to us to cover the costs of health insurance and similar benefits. The following discussion of Mr. Cohen’s employment agreement summarizes those elements of Mr. Cohen’s compensation that are allocated in part to us.
          Mr. Cohen’s employment agreement requires him to devote such time to ATLS as is reasonably necessary to the fulfillment of his duties, although it permits him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $350,000 per year, which may be increased by the ATLS compensation committee based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment.

          The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that on any day on which the agreement is in effect it has a then-current three-year term. Mr. Cohen’s employment agreement was entered into in 2004, around the time that ATLS was preparing to launch its initial public offering in connection with its spin-off from Resource America, Inc. At that time, it was important to establish a long-term commitment to and from Mr. Cohen as the Chief Executive Officer and the then-current President of ATLS. The rolling three-year term was determined to be an appropriate amount of time to reflect that commitment and was deemed a term that was commensurate with Mr. Cohen’s position. The multiples of the compensation components upon termination or a change of control, discussed below, were generally aligned with competitive market practice for similar executives at the time that the agreement was negotiated.
          The agreement provides the following regarding termination and termination benefits:
•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) a lump sum payment in an amount equal to three times his final base salary and (b) automatic vesting of all stock and option awards.

•	ATLS may terminate Mr. Cohen’s employment if he is disabled for 180 consecutive days during any 12-month period. If his employment is terminated due to disability, Mr. Cohen will receive (a) a lump sum payment in an amount equal to three times his final base salary, (b) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by ATLS’s employees, during the three years following his termination, (c) a lump sum amount equal to the cost ATLS would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by our employees, (d) automatic vesting of all stock and option awards and (e) any amounts payable under ATLS’s long-term disability plan.

•	ATLS may terminate Mr. Cohen’s employment without cause, including upon or after a change of control, upon 30 days’ prior written notice. He may terminate his employment for good reason. Good reason is defined as a reduction in his base pay, a demotion, a material reduction in his duties, relocation, his failure to be elected to ATLS’s Board of Directors or ATLS’s material breach of the agreement. Mr. Cohen must provide ATLS with 30 days’ notice of a termination by him for good reason within 60 days of the event constituting good reason. ATLS then would have 30 days in which to cure and, if it does not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period. If employment is terminated by ATLS without cause, by Mr. Cohen for good reason or by either party in connection with a change of control, he will be entitled to either (a) if Mr. Cohen does not sign a release, severance benefits under ATLS’s then-current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three times his average compensation (defined as the average of the three highest years of total compensation), (ii) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by ATLS’s employees, during the three years following his termination, (iii) a lump sum amount equal to the cost ATLS would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by ATLS’s employees, and (iv) automatic vesting of all stock and option awards.
•	Mr. Cohen may terminate the agreement without cause with 60 days notice to ATLS, and if he signs a release, he will receive (a) a lump sum payment equal to one-half of one year’s base salary then in effect and (b) automatic vesting of all stock and option awards.
          Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act of 1933, of 25% or more of ATLS’s voting securities or all or substantially all of ATLS’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•	ATLS consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) ATLS’s directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were ATLS’s directors immediately before the transaction and ATLS’s chief executive officer immediately before the transaction continues as the chief executive officer of the surviving entity; or (b) ATLS’s voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of ATLS, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive months, individuals who were ATLS Board members at the beginning of the period cease for any reason to constitute a majority of the ATLS Board, unless the election or nomination for election by ATLS’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	ATLS’s stockholders approve a plan of complete liquidation or winding up of ATLS, or agreement of sale of all or substantially all of ATLS’s assets or all or substantially all of the assets of ATLS’s primary subsidiaries to an unaffiliated entity.
          Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. In the event that any amounts payable to Mr. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, ATLS must pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable, unless Mr. Cohen’s employment terminates because of his death or disability.
          We anticipate that lump sum termination amounts paid to Mr. Cohen would be allocated to us consistent with past practice and, with respect to payments based on three years’ of compensation, would be allocated to us based on the average amount of time Mr. Cohen devoted to our activities during the prior three-year period. The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2009.

	Lump sum			Accelerated vesting
	severance			of unit awards and
Reason for termination	payment		Benefits(1)	option awards(2)	Tax gross- up(3)
Death	$442,731	(4)	$—	$506,700	$—

Disability	442,731	(4)	5,702	506,700	—

Termination by us without cause	2,210,077	(5)	5,702	506,700	—
Termination by Mr. Cohen for good reason	2,210,077	(5)	5,702	506,700	—

Change of control	2,210,077	(5)	5,702	506,700	926,455
Termination by Mr. Cohen without cause	73,789	(4)	—	506,700	—

(1)	Represents rates currently in effect for COBRA insurance benefits for 36 months.

(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2009. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2009.

(3)	Calculated after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, FICA and Medicare withholding taxes, taking into account the 20% excess parachute payment rate and a 36.45% combined effective tax rate.

(4)	Calculated based on Mr. Cohen’s 2009 base salary.

(5)	Calculated based on Mr. Cohen’s average 2009, 2008 and 2007 base salary and bonus.
          Jonathan Z. Cohen
          In January 2009, ATLS entered into an employment agreement with Jonathan Z. Cohen, who currently serves as our Vice-Chairman. As discussed above under “Compensation Discussion and Analysis,” ATLS allocates a portion of Mr. Cohen’s compensation cost based on an estimate of the time spent by Mr. Cohen on our activities. The following discussion of Mr. Cohen’s employment agreement summarizes those elements of Mr. Cohen’s compensation that are allocated in part to us.
          Mr. Cohen’s employment agreement requires him to devote such time to ATLS as is reasonably necessary to the fulfillment of his duties, although it permits him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $600,000 per year, which may be increased by the ATLS board based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment. The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that on any day on which the agreement is in effect it has a then-current three-year term. The rolling three-year term and the multiples of the compensation components upon termination or a change of control, discussed below, were generally aligned with competitive market practice for similar executives at the time that the employment agreement was negotiated.
          The agreement provides the following regarding termination and termination benefits:
•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) accrued but unpaid bonus and vacation pay and (b) automatic vesting of all equity-based awards.

•	ATLS may terminate Mr. Cohen’s employment without cause upon 90 days’ prior notice or if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and ATLS’s board determines, in good faith based upon medical evidence, that he is unable to perform his duties. Upon termination by ATLS other than for cause, including disability, or by Mr. Cohen for good reason (defined as any action or inaction that constitutes a material breach by ATLS of the employment agreement or a change of control), Mr. Cohen will receive either (a) if Mr. Cohen does not sign a release, severance benefits under our then-current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three years of his average compensation (which is defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by us, (ii) monthly reimbursement of any COBRA premium paid by Mr. Cohen, less the amount Mr. Cohen would be required to contribute for health and dental coverage if he were an active employee and (iv) automatic vesting of all equity-based awards.

•	ATLS may terminate Mr. Cohen’s employment for cause (defined as a felony conviction or conviction of a crime involving fraud, deceit or misrepresentation, failure by Mr. Cohen to materially perform his duties after notice other than as a result of physical or mental illness, or violation of confidentiality obligations or representations contained in the employment agreement). Upon termination by ATLS for cause or by Mr. Cohen for other than good reason, Mr. Cohen’s vested equity-based awards will not be subject to forfeiture.
          Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 25% or more of ATLS’s voting securities or all or substantially all of ATLS’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•	ATLS consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) ATLS’s directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and ATLS’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) ATLS’s voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of ATLS, the surviving entity or, in the case of a division, each entity resulting from the division;
•	during any period of 24 consecutive months, individuals who were ATLS board members at the beginning of the period cease for any reason to constitute a majority of ATLS’s board, unless the election or nomination for election by ATLS’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	ATLS’s stockholders approve a plan of complete liquidation or winding up, or agreement of sale of all or substantially all of ATLS’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity.
          Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. We anticipate that lump sum termination amounts paid to Mr. Cohen would be allocated to us consistent with past practice and, with respect to payments based on three years’ of compensation, would be allocated to us based on the average amount of time Mr. Cohen devoted to our activities during the prior three-year period. The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2009.

			Accelerated
	Lump sum		vesting of unit
	severance		awards and
Reason for termination	payment	Benefits(1)	option awards(2)
Death	—	$—	$233,850
Termination by us other than for cause (including disability) or by Mr. Cohen for good reason (including a change of control)	1,738,616 (3)	—	233,850
Termination by us for cause or by Mr. Cohen for other than good reason	—	—	—

(1)	Mr. J. Cohen does not currently receive benefits from ATLS.

(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable unit on December 31, 2009. The payments relating to unit awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2009.

(3)	Calculated based on Mr. J. Cohen’s average 2009, 2008 and 2007 base salary and bonus.

          Eugene N. Dubay
          In January 2009, ATLS entered into an employment agreement with Eugene N. Dubay, who currently serves as our President and Chief Executive Officer. As discussed above, ATLS allocates all of Mr. Dubay’s compensation cost to us and Atlas Pipeline Holdings.
          The agreement provides for an initial base salary of $400,000 per year and a bonus of not less than $300,000 for the period ending December 31, 2009. After that, bonuses will be awarded solely at the discretion of ATLS’s compensation committee. In addition to reimbursement of reasonable and necessary expenses incurred in carrying out his duties, Mr. Dubay was entitled to reimbursement of up to $40,000 for relocation costs and ATLS agreed to purchase his residence in Michigan for $1,000,000. If Mr. Dubay’s employment is terminated before June 30, 2011 by him without good reason or by ATLS for cause, Mr. Dubay must repay an amount equal to the difference between the amount ATLS paid for his residence and its fair market value on the date acquired by ATLS. Upon execution of the agreement, Mr. Dubay was granted the following equity compensation:
•	Options to purchase 100,000 shares of ATLS’s common stock, which vest 25% per year on each anniversary of the effective date of the agreement;

•	Options to purchase 100,000 of our common units, which vest 25% per year on each anniversary of the effective date of the agreement; and

•	Options to purchase 100,000 AHD common units, which vest 25% on the third anniversary, and 75% on the fourth anniversary, of the effective date of the agreement.
          The agreement has a term of two years period and, until notice to the contrary, his term is automatically renewed for one year renewal terms. ATLS may terminate the agreement:
•	at any time for cause;

•	without cause upon 45 days’ prior written notice;

•	if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and our and Atlas Pipeline Holding’s board of directors determine, in good faith based upon medical evidence, that he is unable to perform his duties;

•	in the event of Mr. Dubay’s death.
          Mr. Dubay has the right to terminate the agreement for good reason, including a change of control. Mr. Dubay must provide notice of a termination by him for good reason within 30 days of the event constituting good reason. Termination by Mr. Dubay for good reason is only effective if such failure has not been cured within 90 days after notice is given to ATLS. Mr. Dubay may also terminate the agreement without good reason upon 60 days’ notice.

Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Code.
          Cause is defined as (a) the commitment of a material act of fraud, (b) illegal or gross misconduct that is willful and results in damage to our business or reputation, (c) being charged with a felony, (d) continued failure by Mr. Dubay to perform his duties after notice other than as a result of physical or mental illness, or (e) Mr. Dubay’s failure to follow ATLS’s reasonable written directions consistent with his duties. Good reason is defined as any action or inaction that constitutes a material breach by ATLS of the agreement or a change of control. Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of ATLS’s voting securities or all or substantially all of ATLS’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with ATLS or Mr. Dubay or any member of his immediate family;

•	ATLS consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction of ATLS other than with a related entity, in which either (a) ATLS’s directors immediately before the transaction constitute less than a majority of the board of directors of the surviving entity, unless 1/2 of the surviving entity’s board were ATLS directors immediately before the transaction and ATLS’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) ATLS’s voting securities immediately before the transaction represent less than 60% of the combined voting power immediately after the transaction of ATLS, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive calendar months, individuals who were ATLS board members at the beginning of the period cease for any reason to constitute a majority of ATLS’s board, unless the election or nomination for the election by ATLS’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	ATLS’s shareholders approve a plan of complete liquidation or winding-up, or agreement of sale of all or substantially all of ATLS’s assets or all or substantially all of the assets of its primary subsidiaries other than to a related entity.
     The agreement provides the following regarding termination and termination benefits:
•	Upon termination of employment due to death, Mr. Dubay’s designated beneficiaries will receive a lump sum cash payment within 60 days of the date of death of (a) any unpaid portion of his annual salary earned and not yet paid, (b) an amount representing the incentive compensation earned for the period up to the date of termination computed by assuming that all such incentive compensation would be equal to the amount of incentive compensation Mr. Dubay earned during the prior fiscal year, pro-rated through the date of termination; and (c) any accrued but unpaid incentive compensation and vacation pay.

•	Upon termination of employment by ATLS other than for cause, including disability, or by Mr. Dubay for good reason, if Mr. Dubay executes and does not revoke a release, Mr. Dubay will receive (a) pro-rated cash incentive compensation for the year of termination, based on actual performance for the year; and (b) monthly severance pay for the remainder of the employment term in an amount equal to 1/12 of (x) his annual base salary and (y) the annual amount of cash incentive compensation paid to Mr. Dubay for the fiscal year prior to his year of termination; (c) monthly reimbursements of any COBRA premium paid by Mr. Dubay, less the monthly premium charge paid by employees for such coverage; and (d) automatic vesting of all equity awards.

•	Upon Mr. Dubay’s termination from employment by ATLS for cause or by Mr. Dubay for any reason other than good reason, Mr. Dubay will receive his accrued but unpaid base salary.
          Mr. Dubay is also subject to a non-solicitation covenant for two years after any termination of employment and, in the event his employment is terminated by ATLS for cause, or terminated by him for any reason other than good reason, a non-competition covenant not to engage in any natural gas pipeline and/or processing business in the continental United States for 18 months.
          Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. We anticipate that lump sum termination amounts paid to Mr. Dubay would be allocated to us consistent with past practice. The following table provides an estimate of the value of the benefits to Mr. Dubay if a termination event had occurred as of December 31, 2009.

			Accelerated
	Lump sum		vesting of unit
	severance		awards and
Reason for termination	payment	Benefits	option awards(1)
Death	—	$38,906	$1,408,291
Termination by ATLS other than for cause (including disability) or by Mr. Dubay for good reason (including a change of control)	$938,847 (2)	$38,906	$1,408,291

(1)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable unit on December 31, 2009. The payments relating to unit awards are calculated by multiplying the number of accelerated shares by the closing price of the applicable stock on December 31, 2009.

(2)	Calculated based on Mr. Dubay’s 2009 base salary and cash bonus.
          Eric T. Kalamaras
          In September 2009, ATLS entered into a letter agreement with Eric Kalamaras, who currently serves as our Chief Financial Officer. As discussed above under “Compensation Discussion and Analysis,” ATLS allocates all of Mr. Kalamaras’ compensation cost to us and Atlas Pipeline Holdings.

          The agreement provides for an annual base salary of $250,000, a one-time cash signing bonus of $80,000 and a one-time award of 50,000 equity-indexed bonus units which entitle Mr. Kalamaras, upon vesting, to receive a cash payment equal to the fair market value of our common units. These bonus units vest 1/3 per year over three years, but will vest immediately upon a change of control, Mr. Kalamaras’ death or if Mr. Kalamaras employment is terminated without cause. If such an event had occurred as of December 31, 2009, the value of the accelerated bonus award would be $490,500 based on the closing price of our common units on that date.
          Mr. Kalamaras is also eligible for discretionary annual bonus compensation in an amount not to exceed 100% of his annual base salary and participation in all employee benefit plans in effect during his employment. The agreement provides that Mr. Kalamaras will serve as an at-will employee.
     The agreement provides the following regarding termination and termination benefits:
•	ATLS may terminate Mr. Kalamaras’ employment for any reason upon 30 days prior written notice, or immediately for cause.

•	Mr. Kalamaras may terminate his employment for any reason upon 60 days prior written notice.

•	Upon termination of employment for any reason, Mr. Kalamaras will receive his accrued but unpaid annual base salary through his date of termination and any accrued and unpaid vacation pay.
          Cause is defined as having (a) committed an act of malfeasance or wrongdoing affecting the company or its affiliates, (ii) breached any confidentiality, non-solicitation or non-competition covenant or employment agreement or (iii) otherwise engaged in conduct that would warrant discharge from employment or service because of his negative effect on the company or its affiliates. Change of control means the acquisition by a person or group of (i) more than 50% of the total value of ownership interests or voting interests in Atlas Pipeline Mid-Continent, LLC or APL or (ii) during any 12 month period, assets of either company having a total gross fair market value equal to more than 50% of the total gross fair market value of the assets of the affected company.
          Mr. Kalamaras is also subject to a confidentiality and non-solicitation agreement for 12 months after any termination of employment. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Code.
          Matthew A. Jones
          In July 2009, ATLS entered into an employment agreement with Matthew A. Jones, who currently serves as its Chief Financial Officer and, from January 2006 until September 2009, served as our Chief Financial Officer. As discussed above, ATLS allocated a portion of Mr. Jones’s compensation cost to us based on an estimate of the time spent by Mr. Jones on our activities. ATLS adds 50% to the compensation amount allocated to us to cover the costs of health insurance and similar benefits. The following discussion of Mr. Jones’s employment agreement summarizes those elements of Mr. Jones’s compensation that were allocated in part to us.

          The agreement provides for initial base compensation of $300,000 per year, which may be increased at the discretion of ATLS’s board of directors. Mr. Jones is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment. The agreement has a term of two years with the option of renewal at the end of the term.
          ATLS may terminate the agreement:
•	at any time for cause;

•	without cause upon 90 days’ prior written notice;

•	if Mr. Jones is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and our Board of Directors determines, in good faith based upon medical evidence, that he is unable to perform his duties;

•	in the event of Mr. Jones’s death.
          Mr. Jones has the right to terminate the agreement for good reason, defined as material breach by ATLS of the agreement or a change of control. Mr. Jones must provide notice of a termination by him for good reason within 30 days of the event constituting good reason. ATLS then would have 30 days in which to cure and, if it does not do so, Mr. Jones’s employment will terminate 30 days after the end of the cure period. Mr. Jones may also terminate the agreement without good reason upon 30 days’ notice. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Code.
          Cause is defined as (a) Mr. Jones’ having committed a demonstrable and material act of fraud, (b) illegal or gross misconduct that is willful and results in damage to the business or reputation of the ATLS or any of its affiliates, (c) being charged with a felony, (d) continued failure by Mr. Jones to perform his duties after notice other than as a result of physical or mental illness, or (e) Mr. Jones’s failure to follow ATLS’s reasonable written directions consistent with his duties. Good reason is defined as any action or inaction that constitutes a material breach by us of the agreement or a change of control. Change of control is defined as:
•	the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of our voting securities or all or substantially all of our assets by a single person or entity or group of affiliated persons or entities, other than by a related entity, defined as ATLS or any of its affiliates or affiliate of Mr. Jones or any member of his immediate family;

•	ATLS’s consummation of a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity, other than a related entity, in which either (a) its directors immediately before the transaction constitute less than a majority of the board of directors of the surviving entity, unless 1/2 of the surviving entity’s board were ATLS’s directors immediately before the transaction and its Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) its voting securities immediately before the transaction represent less than 60% of the combined voting power immediately after the transaction of ATLS, the surviving entity or, in the case of a division, each entity resulting from the division;
•	during any period of 24 consecutive calendar months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for the election by our stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	ATLS’s stockholders approve a plan of complete liquidation or winding-up, or agreement of sale of all or substantially all of ATLS’s assets or all or substantially all of the assets of its primary subsidiaries other than to a related entity.
     The agreement provides the following regarding termination and termination benefits:
•	Upon termination of employment due to death, Mr. Jones’s designated beneficiaries will receive, a lump sum cash payment within 60 days of the date of death of (a) any unpaid portion of his annual salary earned and not yet paid, (b) an amount representing the incentive compensation earned for the period up to the date of termination, computed by assuming that the amount of all such incentive compensation would be equal to amount that Mr. Jones earned the prior fiscal year, pro rated through the date of termination; (c) any accrued but unpaid incentive compensation and vacation pay ; and (d) all equity compensation awards will immediately vest.
•	Upon termination by ATLS for cause or by Mr. Jones for other than good reason, Mr. Jones will receive only base salary and vacation pay to the extent earned and not paid. Mr. Jones’s equity awards that have vested as of the date of termination will not be subject to forfeiture.
•	Upon termination by ATLS other than for cause, including disability, or by Mr. Jones for good reason, he will be entitled to either (a) if Mr. Jones does not sign a release, severance benefits under our then current severance policy, if any, or (b) if Mr. Jones signs a release, (i) a lump sum payment in an amount equal to two years of his average compensation (which is defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the date of terminated occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by ATLS; (ii) monthly reimbursement of any COBRA premium paid Mr. Jones, less the amount Mr. Jones would be required to contribute for health and dental coverage if he were an active employee, for the 24 months following the date of termination , and (iii) automatic vesting of Mr. Jones’s equity awards.
     Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. We anticipate that lump sum termination amounts paid to Mr.

Jones would be allocated to us consistent with past practice and, with respect to payments based on two years’ of compensation, would be allocated to us based on the average amount of time Mr. Jones devoted to our activities during the prior three-year period. The following table provides an estimate of the value of the benefits to Mr. Jones if a termination event had occurred as of December 31, 2009.

			Accelerated
	Lump sum		vesting of unit
	severance		awards and
Reason for termination	payment	Benefits	option awards(1)
Death	—	—	$113,963
Termination by ATLS other than for cause (including disability) or by Mr. Jones for good reason (including a change of control)	$1,255,873 (2)	$13,617	$113,963

(1)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable unit on December 31, 2009. The payments relating to unit awards are calculated by multiplying the number of accelerated shares by the closing price of the applicable units on December 31, 2009.

(2)	Calculated based on Mr. Jones’s 2009 base salary and the average of his 2009, 2008 and 2007 cash bonuses.
          Pursuant to their bonus unit awards under the APLMC Plan, Messrs. Shrader and Karlovich are entitled to accelerated vesting of the awards upon a change in control. Change in control means a change in the ownership of APLMC or us, or a change in the ownership of a substantial portion of the assets of either company, provided that:
•	no event will be a change in control event unless it is a “change in control event” as defined in Section 1.409A-3(i)(5) of the Treasury regulations under Section 409A;

•	a change in ownership will occur only if ownership interests in either company are acquired by any one person or more than one person acting as a group and, after the acquisition, the acquiring person or persons own more than 50% of the total value or total voting power of such ownership interests; and

•	a change in the ownership of a substantial portion of the assets of either company will occur only if one person or more than one person acting as a group acquire during the 12-month period ending on the date of the last such acquisition assets that have a total gross fair market value equal to more than 50% of the total gross fair market value of all the assets of such company.
If such an event had occurred as of December 31, 2009, the value of Mr. Shrader’s accelerated bonus units would be $490,500 and the value of Mr. Karlovich’s would be $245,250 based on the closing price of our common units on that date.
          Our Current Long-Term Incentive Plan
          In 2004 our Board and Unitholders approved and adopted a Long-Term Incentive Plan (the “2004 Plan”) for officers, employees and non-employee managers of our General Partner and officers and employees of our General Partner’s affiliates, consultants and joint venture partners who perform services for us or in furtherance of our business. Our 2004 Plan is administered by the ATLS compensation committee, under delegation from the Board. Under the

2004 Plan, the compensation committee may make awards of either phantom units or options covering an aggregate of 435,000 Units.
•	A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit. In addition, the compensation committee may grant a participant the right, which we refer to as a DER, to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions we make on a common unit during the period the phantom unit is outstanding.

•	An option entitles the grantee to purchase our common units at an exercise price determined by the compensation committee, which may be less than, equal to or more than the fair market value of our common units on the date of grant. The compensation committee will also have discretion to determine how the exercise price may be paid.
          Each non-employee manager of our General Partner receives an annual grant of a maximum of 500 phantom units which, upon vesting, entitles the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. The 2004 Plan was amended in February 2010 to increase the pool of phantom units that may be awarded to non-employee managers from 10,000 to 15,000. The total amount of Units that can be awarded under the 2004 Plan was not amended. Except for phantom units awarded to non-employee managers of our General Partner, the compensation committee will determine the vesting period for phantom units and the exercise period for options. Phantom units awarded to non-employee managers will generally vest over a 4-year period at the rate of 25% per year. Both types of awards will automatically vest upon a change of control, defined as follows:
•	Atlas Pipeline Partners GP (or an affiliate of ATLS) ceasing to be our General Partner;

•	a merger, consolidation, share exchange, division or other reorganization or transaction of us, our General Partner or a direct or indirect parent of our General Partner with any entity, other than a transaction which would result in the voting securities of the us, our General Partner or its parent, as appropriate, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity’s outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

•	the equity holders of us or a direct or indirect parent of our General Partner approve a plan of complete, liquidation or winding-up or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of our or such parent’s assets; or

•	during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board or a direct or indirect parent of our General Partner

(including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board or, in the case of a spinoff of the parent, if Edward E. Cohen and Jonathan Z. Cohen cease to be directors of the parent.
          If a grantee terminates employment, the grantee’s award will be automatically forfeited unless the compensation committee provides otherwise. However, the award will automatically vest if the reason for the termination is the participant’s death or disability. Units to be delivered upon vesting of phantom units or upon exercise of options may be newly issued units, units acquired in the open market or from any of our affiliates, or any combination of these sources at the discretion of the compensation committee. If we issue new Units upon vesting of the phantom units or upon the exercise of options, the total number of Units outstanding will increase. We filed a registration statement with the SEC in order to permit participants to publicly re-sell any common units received by them under the 2004 Plan.
          The compensation committee may terminate the 2004 Plan at any time with respect to any of the Units for which it has not made a grant. In addition, the compensation committee may amend the 2004 Plan from time to time, including, subject to applicable law or the rules of the principal securities exchange on which our common units are traded, increasing the number of Units with respect to which it may grant awards, provided that, without the participant’s consent, no change may be made in any outstanding grant that would materially impair the rights of the participant. NYSE rules would require us to obtain Unitholder approval for all material amendments to the 2004 Plan, including amendments to increase the number of Units issuable under it.
          The following table contains information about the 2004 Plan as of December 31, 2009:

	(a)	(b)	(c)
	Number of	Weighted-	Number of securities
	securities to be	average exercise	remaining available for
	issued upon	price of	future issuance under
	exercise of	outstanding	equity compensation plans
	equity	equity	(excluding securities
Plan category	instruments	instruments	reflected in column (a))
Equity compensation plans approved by security holders – phantom units	52,233	n/a
Equity compensation plans approved by security holders – unit options	100,000	$6.24
Equity compensation plans approved by security holders – Total	152,233		66,584
          Executive Group Incentive Program
          We had incentive compensation agreements which granted awards to certain key employees retained from previously consummated acquisitions. These individuals were entitled to receive our common units upon the vesting of the awards, which was dependent upon the achievement of certain predetermined performance targets through September 30, 2007. At September 30, 2007, the predetermined performance targets were achieved and all of the awards under the incentive compensation agreements vested. Of the total Units issued under the incentive compensation agreements, 58,822 Units were issued during the year ended December 31, 2007. The ultimate number of Units issued under the incentive compensation agreements was determined principally by the financial performance of certain of our assets during the year ended December 31, 2008 and the market value of our Units at December 31, 2008. The incentive compensation agreements also dictated that no individual covered under the agreements would receive an amount of Units in excess of one percent of our outstanding Units at the date of issuance. Unit amounts due to any individual covered under the agreements in excess of one percent of the outstanding Units would have been paid in cash.
          During the year ended December 31, 2009, we issued 348,620 Units to the certain key employees covered under the incentive compensation agreements. No additional Units will be issued with regard to these agreements.
          Employee Incentive Compensation Plan and Agreement
          The APLMC Plan, adopted in June 2009, allows for equity-indexed cash incentive awards to personnel who perform services for us, but expressly excludes as an eligible participant any of our “Named Executive Officers” (as such term is defined under the rules of the Securities and Exchange Commission) at the time of the award. The APLMC Plan is administered by a committee appointed by our Chief Executive Officer. Under the APLMC Plan, cash bonus units may be awarded at the discretion of the committee and bonus units totaling 325,000 were awarded under the plan during the year ended December 31, 2009. In September 2009, Mr. Kalamaras was separately awarded 50,000 bonus units on substantially the same terms as the bonus units available under the APLMC Plan. A bonus unit entitles the employee to receive the cash equivalent of the then-fair market value of a Unit, without payment of an exercise price, upon vesting of the bonus unit. Bonus units vest ratably over a three year period from the date of grant and will automatically vest upon a change of control, death, or termination without cause, each as defined in the governing document. Vesting will terminate upon termination of employment with cause. During the year ended December 31, 2009, we granted 375,000 bonus units.
          AHD Plan
          The AHD Plan provides equity incentive awards to officers, employees and board members and employees of its affiliates, consultants and joint-venture partners who perform services for AHD. The AHD Plan is administered by ATLS’s compensation committee under delegation from the AHD board. The compensation committee may grant awards of either phantom units or unit options for an aggregate of 2,100,000 common limited partner units of AHD.
          Partnership Phantom Units. A phantom unit entitles a participant to receive an AHD common unit upon vesting of the phantom unit. Non-employee directors receive an annual grant of a maximum of 500 phantom units which, upon vesting, entitle the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. In tandem with phantom unit grants, the compensation committee may grant a DER. The compensation committee determines the vesting period for phantom units. Phantom units granted under the AHD Plan generally vest 25% on the third anniversary of the date of grant and 75% on the fourth anniversary of the date of grant, except non-employee director grants vest 25% per year.
          Partnership Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the compensation committee on the date of grant of the option. The compensation committee determines the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Unit options generally will vest 25% on the third anniversary of the date of grant and 75% on the fourth anniversary of the date of grant. Awards will automatically vest upon a change of control, as defined in the AHD Plan.
          The following table contains information about the AHD Plan as of December 31, 2009:

	(a)	(b)	(c)
		Weighted-	Number of securities
	Number of	average exercise	remaining available for
	securities to be	price of	future issuance under
	issued upon	outstanding	equity compensation plans
	exercise of	equity	(excluding securities
Plan category	equity instruments	instruments	reflected in column (a))
Equity compensation plans approved by security holders – phantom units	138,875	n/a
Equity compensation plans approved by security holders – unit options	955,000	$20,54
Equity compensation plans approved by security holders – Total	1,093,875		960,650
          ATLS Plans
          ATLS’s Stock Incentive Plan (the “ATLS 2004 Plan”) authorizes the granting of up to 4.5 million shares of its common stock to its employees, affiliates, consultants and directors in the form of incentive stock options (“ISOs”), non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and deferred units. ATLS also has a 2009 Stock Incentive Plan (the “ATLS 2009 Plan”) which authorizes the granting of up to 4.8 million shares of its common stock to its employees, affiliates, consultants and directors in the form of ISOs, non-qualified stock options, SARs, restricted stock, restricted stock units and deferred units. SARs represent a right to receive cash in the amount of the difference between the fair market value of a share of ATLS common stock on the exercise date and the exercise price, and may be free-standing or tied to grants of options. A deferred unit or a restricted stock unit represents the right to receive one share of ATLS common stock upon vesting. Generally, awards under the ATLS 2004 Plan and ATLS 2009 Plan become exercisable 25% on each anniversary after the date of grant except that deferred units awarded to ATLS’s non-executive board members vest 33 1/3% on each of the second, third and fourth anniversaries of the grant, and expire not later than ten years after the date of grant.
          The following table contains information about the ATLS Plans as of December 31, 2009:

	(a)	(b)	(c)
Number of securities
	Number of	Weighted-	remaining available for
	securities to be	average	future issuance under
	issued upon	exercise price	equity compensation
	exercise of	of outstanding	plans (excluding
	equity	equity	securities reflected in
Plan category	instruments	instruments	column (a))
Equity compensation plans approved by security holders – restricted units	46,999	n/a
Equity compensation plans approved by security holders – options	3,509,554	$16.82
Equity compensation plans approved by security holders – Total	3,556,553		5,544,137
          As required by SEC guidelines, the following table disclosed awards under our 2004 Plan as well as under the AHD Plan and ATLS’s Plans.
          Outstanding Equity Awards at Fiscal Year-End Table

				Stock Awards
	Option Awards						Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)
Eugene N. Dubay		100,000 (1)	$13.35	01/15/2019
		100,000 (2)	6.24	01/15/2019	375	(3)	$3,679	(4)
		100,000 (5)	3.24	01/15/2019	—		—
Eric Kalamaras					50,000	(6)	490,500	(4)

Edward E. Cohen	—	—	—	—	5,000	(7)	49,050	(4)
	125,000	375,000 (8)	22.56	11/10/2016	67,500	(9)	457,650	(10)

Matthew A. Jones	—	—	—	—	1,250	(7)	12,263	(4)
	25,000	75,000 (8)	22.56	11/10/2016	15,000	(9)	101,700	(10)

Jonathan Z. Cohen	—	—	—	—	3,750	(7)	36,788	(4)
	50,000	150,000 (8)	22.56	11/10/2016	11,250	(9)	76,275	(10)

Gerald R. Shrader	—	—	—	—	750	(11)	7,358	(4)
					50,000	(12)	490,500	(4)

Robert W. Karlovich III	—	—	—	—	750	(11)	7,358	(4)
					25,000	(13)	245,250	(4)

(1)	Represents options to purchase ATLS common stock, which vests as follows: 01/15/2010—25,000; 01/15/2011 – 25,000; 01/15/2012 – 25,000 and 01/15/2013 – 25,000.

(2)	Represents options to purchase our common units, which vest as follows: 01/15/2010—25,000; 01/15/2011 – 25,000; 01/15/2012 – 25,000 and 01/15/2013 – 25,000.

(3)	Represents our phantom units, which vest as follows: 10/14/2010 – 125; 10/14/2011 - 125 and 10/14/2012 – 125.

(4)	Based on closing market price of our common units on December 31, 2009 of $9.81.

(5)	Represents options to purchase Atlas Pipeline Holdings units, which vest as follows: 01/15/2012 – 25,000 and 01/15/2013 – 75,000.

(6)	Includes our bonus units which vest as follows: 9/14/2010-16,667; 9/14/2011-16,667 and 9/14/2012-16,666. See Item 8: “Financial Statements and Supplementary Data —Note 17 - Employee Incentive Compensation Plan and Agreement” of our Form 10-K for the year ended December 31, 2009.

(7)	Represents our phantom units, which vest on 11/01/2010.

(8)	Represents Atlas Pipeline Holdings options, which vest on 11/10/2010.

(9)	Represents Atlas Pipeline Holdings phantom units, which vest on 11/10/2010.

(10)	Based on closing market price of Atlas Pipeline Holdings common units on December 31, 2009 of $6.78.

(11)	Represents our phantom units, which vest as follows: 03/03/2010 – 250; 03/03/2011—250 and 03/03/12—250.

(12)	Includes our bonus units which vest as follows: 6/1/2010-16,667; 6/1/2011-16,667 and 6/1/2012-16,666. See Item 8: “Financial Statements and Supplementary Data —Note 17 - Employee Incentive Compensation Plan and Agreement” of our Form 10-K for the year ended December 31, 2009.

(13)	Includes our bonus units which vest as follows: 6/1/2010-8,333; 6/1/2011-8,333 and 6/1/2012-8,333. See Item 8: “Financial Statements and Supplementary Data —Note 17 — Employee Incentive Compensation Plan and Agreement” of our Form 10-K for the year ended December 31, 2009.
          2009 Option Exercises and Stock Vested Table

	Stock Awards
			Value
	Number of Units		Realized
	Acquired		on Vesting
Name	on Vesting		($)
Eugene E. Dubay	125	(1)	$2,708
Edward E. Cohen	32,500	(2)	802,850
Matthew A. Jones	10,000	(3)	289,363
Jonathan Z. Cohen	18,125	(4)	449,550
Gerald R. Shrader	250	(1)	11,128
Robert W. Karlovich, III	250	(1)	11,128

(1)	Represents Units.

(2)	Represents 10,000 Units and 22,500 common units of AHD.

(3)	Represents 5,000 Units and 5,000 common units of AHD.

(4)	Represents 6,875 Units and 11,250 common units of AHD.
          Director Compensation Table

	Fees Earned or			All Other
	Paid in Cash	Stock Awards		Compensation	Total
Name	($)	($)		($)(1)	($)
Tony C. Banks	$35,000	$3,435	(2)	$471	$38,906
Curtis D. Clifford	35,000	2,600	(3)	532	38,132
Martin Rudolph	35,000	2,600	(4)	490	37,220
Gayle P.W. Jackson	18,736	2,600	(4)	490	20,956
Michael Staines(5)	—	—		—	—

(1)	Represents payments on DERs for phantom units.

(2)	Represents 500 phantom units granted under the 2004 Plan, having a grant date fair value of $6.87. The phantom units vest 25% on each anniversary of the date of grant as follows: 2/11/10—125, 2/11/11—125, 2/11/12—125 and 2/11/13—125.

(3)	Represents 500 phantom units granted under the 2004 Plan, having a grant date fair value of $5.20. The phantom units vest 25% on each anniversary of the date of grant as follows: 5/10/10—125, 5/10/11—125, 5/10/12—125 and 5/10/13—125.

(4)	Represents 500 phantom units granted to Mr. Rudolph and Dr. Jackson under the 2004 Plan, having a grant date fair value of $5.20. The phantom units vest 25% on each anniversary of the date of grant as follows: 5/10/10—125, 5/10/11—125, 5/10/12—125 and 5/10/13—125. The vesting of Dr. Jackson’s phantom units were accelerated in connection with her election to the ATLS board and her resignation from our Board.

(5)	Mr. Staines resigned from employment with ATLS as of July 2009, but remains a managing board member. As a part of his separation arrangement, he will not receive a director’s fee until July 2010.
          Our General Partner does not pay additional remuneration to officers or employees of ATLS who also serve as Board members. In fiscal year 2009, each non-employee Board member received an annual retainer of $35,000 in cash and an annual grant of phantom units with DERs in an amount equal to the lesser of 500 Units or $15,000 worth of Units (based upon the market price of our Units) pursuant to the 2004 Plan. In addition, our General Partner reimburses each non-employee Board member for out-of-pocket expenses in connection with attending meetings of the Board or committees. We reimburse our General Partner for these expenses and indemnify the Board members for actions associated with serving as Board members to the extent permitted under Delaware law.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth the number and percentage of Units owned, as of March 2, 2010, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding Units, (b) each of the members of the Board, (c) each of the executive officers named in the Summary Compensation Table above, and (d) all of the named executive officers and Board members as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Name of Beneficial Owner	Common Units		Percent of Class
Executive officers and Members of the Managing Board
Edward E. Cohen	84,200		*
Jonathan Z. Cohen	49,727		*
Eugene N. Dubay	27,125	(1)	*
Matthew A. Jones	18,750		*
Eric T. Kalamaras	0		*
Tony C. Banks	1,374		*
Robert W. Karlovich	500		*
Gerald R. Shrader	500		*
Curtis D. Clifford	2,081		*
Martin Rudolph	1,721		*
Michael L. Staines	12,000		*

Executive officers and Managing Board Members as a group (11 persons)	197,978		*

Other Owners of More than 5% of Outstanding Units
Atlas Pipeline Holdings, L.P.	4,113,227		8.14%
Leon Cooperman	4,757,418	(2)	9.4%

*	Less than 1%.

(1)	Includes 25,000 vested options

(2)	This information is based upon a Schedule 13G which was filed with the SEC on February 4, 2009. The address for Mr. Cooperman is 88 Pine Street, Wall Street Plaza—31st Floor, New York, NY 10005.

Appendix A
ATLAS PIPELINE PARTNERS, L.P.
2010 LONG-TERM INCENTIVE PLAN

ATLAS PIPELINE PARTNERS, L.P.
2010 LONG-TERM INCENTIVE PLAN
          1. Purpose
          The purpose of the Atlas Pipeline Partners, L.P. 2010 Long-Term Incentive Plan (the “Plan”) is to assist Atlas Pipeline Partners GP, LLC, a Delaware limited liability company (defined below as the Company) in its capacity as general partner of Atlas Pipeline Partners, L.P., a Delaware limited partnership (defined below as APL) in securing and retaining employees of outstanding ability who are in a position to participate significantly in the development and implementation of the strategic plans of APL and thereby to contribute materially to the long-term growth, development, and profitability of APL by affording them an opportunity to acquire Units (as defined below). The Plan is designed to align directly long-term executive compensation with tangible, direct and identifiable benefits realized by APL Unit holders.
          2. Definitions
          Whenever used in this Plan, the following terms will have the respective meanings set forth below:
          (a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
          (b) “APL” means Atlas Pipeline Partners, L.P., a Delaware limited partnership.
          (c) “APL Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P., dated as of March 9, 2004, as amended from time to time.
          (d) “Board” means the Managing Board of the Company.
          (e) “Change of Control” means the occurrence of any of the following:
          (i) the Company or an Affiliate ceases to be the general partner of APL;
          (ii) consummation of a merger, consolidation, share exchange, division or other reorganization or transaction of APL, the Company or any Affiliate that is a direct or indirect parent of the Company with any entity, other than a transaction which would result in the voting securities of APL or the Company, as appropriate, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity’s outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;
          (iii) the equity holders of APL, the Company or any Affiliate that is a direct or indirect parent of the Company approve a plan of complete liquidation or winding-up of APL;
          (iv) consummation of a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of APL or any Affiliate that is a direct or indirect parent of the Company to an entity that is not an Affiliate of the Company or APL; or
          (v) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board or the board of directors of an Affiliate that is a direct or indirect parent of the Company (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board or other board of directors, as applicable.
          Notwithstanding the foregoing, the Committee may specify a more limited definition of Change in Control, or a definition conforming to requirements of section 409A of the Code, for a particular Grant, as the Committee deems appropriate.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Committee” means (i) with respect to Grants to Employees or Consultants, the Board or such committee of the Board, or the board of an Affiliate of APL, that is appointed by the Board to administer the Plan, and (ii) with respect to Managers, the Board, or the board of an Affiliate of APL, that is appointed by the Board to administer the Plan.
          (h) “Company” means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company.
          (i) “Consultant” means a consultant or advisor who performs services for APL or in furtherance of APL’s business.
          (j) “Disability” or “Disabled” means a long-term disability as determined under the long-term disability plan of the Company, APL or one of their Affiliates, which is applicable to the Participant.
          (k) “Distribution Equivalent” means an amount calculated with respect to a Phantom Unit, which is determined by multiplying the number of Units subject to the Phantom Unit by the per-Unit cash distribution, or the per-Unit fair market value (as determined by the Committee) of any distribution in consideration other than cash, paid by APL on its Units. If interest is credited on accumulated distribution equivalents, the term “Distribution Equivalent” shall include the accrued interest.

          (l) “Effective Date” of the Plan means June 1, 2010, subject to approval of the Plan by the Unit holders of APL.
          (m) “Employee” means an employee of the Employer (including an officer or director who is also an employee) who performs services for APL or in furtherance of APL’s business, but excluding any person who is classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
          (n) “Employer” means the Company, APL or their Affiliates.
          (o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (p) “Exercise Price” means the per Unit price at which Units may be purchased under an Option, as designated by the Committee.
          (q) “Fair Market Value” means the closing sales price of a Unit on the applicable date on the public market on which Units are traded (or if there is no trading in the Units on such date, the closing sales price on the last date Units were traded). In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.
          (r) “Grant” means an Option, Phantom Unit, Unit Award, UAR or Other Unit-Based Award granted under the Plan.
          (s) “Grant Letter” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.
          (t) “Manager” means a member of the Board who is not an employee of the Employer.
          (u) “Option” means an option to purchase Units, as described in Section 7.
          (v) “Other Unit-Based Award” means any Grant based on, measured by or payable in Units (other than an Option, Phantom Unit, Unit Award or UAR), as described in Section 10.
          (w) “Participant” means an Employee or Manager designated by the Committee to participate in the Plan.
          (x) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
          (y) “Plan” means this Atlas Pipeline Partners, L.P. 2010 Long-Term Incentive Plan, as in effect from time to time.

          (z) “Phantom Unit” means an award of a phantom unit representing a Unit, as described in Section 8.
          (aa) “UAR” means a Unit appreciation right as described in Section 10.
          (bb) “Unit” means a common unit of APL as described in the APL Partnership Agreement.
          (cc) “Unit Award” means an award of Units as described in Section 9.
          3. Administration
          (a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.
          (b) Committee Authority. The Committee shall have the full power and authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 17(b) below, and (v) deal with any other matters arising under the Plan. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to award Grants under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Grants under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not award Grants to, or take any action with respect to any Grant previously awarded to, himself or a person who is an Employee or Manager subject to Rule 16b-3 under the Exchange Act.
          (c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.
          4. Grants
          (a) Grants under the Plan may consist of Options as described in Section 7, Phantom Units as described in Section 8, Unit Awards as described in Section 9, and UARs or Other Unit-Based Awards as described in Section 10. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Letter.
          (b) All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.
          5. Units Subject to the Plan
          (a) Units Authorized. The total aggregate number of Units that may be issued under the Plan is 3,000,000 Units, subject to adjustment as described in subsection (d) below.
          (b) Limit on Unit Awards, Phantom Units and Other Unit-Based Awards. Within the aggregate limit described in subsection (a), the maximum number of Units that may be issued under the Plan pursuant to Unit Awards, Phantom Units and Other Unit-Based Awards during the term of the Plan is 3,000,000 Units, subject to adjustment as described in subsection (d) below.
          (c) Source of Units; Unit Counting. Units issued under the Plan may be authorized but unissued Units or reacquired Units, including Units purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or UARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Unit Awards, Phantom Units, or Other Unit-Based Awards are forfeited or terminated, or otherwise are not paid in full, the Units reserved for such Grants shall again be available for purposes of the Plan. Units surrendered in payment of the Exercise Price of an Option, and Units withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If UARs are granted, the full number of Units subject to the UARs shall be considered issued under the Plan, without regard to the number of Units issued upon exercise of the UARs and without regard to any cash settlement of the UARs. To the extent that a Grant of Phantom Units is designated in the Grant Letter to be paid in cash, and not in Units, such Grants shall not count against the Unit limits in subsection (a).
          (d) Adjustments. If there is any change in the number or kind of Units outstanding (i) by reason of a distribution in Units, spinoff, recapitalization, Unit split, or combination or exchange of Units, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Units as a class without the Company’s receipt of consideration, or if the value of outstanding Units is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of Units available for issuance under the Plan, the kind and number of Units covered by outstanding Grants, the kind and number of Units issued and to be issued under the Plan, and the price per Unit or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional Units resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 15 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.
          6. Eligibility for Participation
          (a) Eligible Persons. All Employees, including Employees who are officers or members of the Board, Consultants, and all Managers shall be eligible to participate in the Plan.
          (b) Selection of Participants. The Committee shall select the Employees, Consultants and Managers to receive Grants and shall determine the number of Units subject to each Grant.
          7. Options
          (a) General Requirements. The Committee may grant Options to an Employee, Consultant or Manager upon such terms and conditions as the Committee deems appropriate under this Section 7, if and to the extent permitted by section 409A of the Code. The Committee shall determine the number of Units that will be subject to each Grant of Options to Employees, Consultants and Managers.
          (b) Option Price and Term.
               (i) The Exercise Price of a Unit subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a Unit on the date the Option is granted.
               (ii) The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant.
          (c) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
          (d) Termination of Employment or Service. Except as provided in the Grant Letter, an Option may only be exercised while the Participant is employed by the Employer, or providing service as a Consultant or Manager. The Committee shall determine in the Grant Letter under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.
          (e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering Units owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of Units having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, by surrender of Units subject to the Option, or (v) by such other method as the Committee may approve. Payment for the Units pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Unit.
          8. Phantom Units
          (a) General Requirements. The Committee may grant Phantom Units to an Employee, Consultant or Manager, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Phantom Unit shall represent the right of the Participant to receive a Unit or an amount based on the value of a Unit. All Phantom Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.
          (b) Terms of Phantom Units. The Committee may grant Phantom Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Phantom Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Phantom Units to be granted and the requirements applicable to such Phantom Units.
          (c) Payment With Respect to Phantom Units. Payment with respect to Phantom Units shall be made in cash, in Units, or in a combination of the two, as determined by the Committee. The Grant Letter shall specify the maximum number of Units that can be issued under the Phantom Units.
          (d) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Phantom Units after termination of the Participant’s employment or service, and the circumstances under which Phantom Units may be forfeited.
          (e) Distribution Equivalents. The Committee may grant Distribution Equivalents in connection with Phantom Units, under such terms and conditions as the Committee deems appropriate. Distribution Equivalents may be paid to Participants currently or may be deferred. All Distribution Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Distribution Equivalents may be accrued as a cash obligation, or may converted to additional Phantom Units for the Participant, and deferred Distribution Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Distribution Equivalents shall be payable based on the achievement of specific performance goals. Distribution Equivalents may be payable in cash or Units or in a combination of the two, as determined by the Committee.
          9. Unit Awards
          (a) General Requirements. The Committee may issue Units to an Employee, Consultant or Manager under a Unit Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Units issued pursuant to Unit Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Unit Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of Units to be issued pursuant to a Unit Award.
          (b) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Unit Awards after termination of the Participant’s employment or service, and the circumstances under which Unit Awards may be forfeited.
          (c) Restrictions on Transfer. While Unit Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the Units of a Unit Award except upon death as described in Section 14(a). If certificates are issued, each certificate for a Unit Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such Units have lapsed. The Company may retain possession of any certificates for Unit Awards until all restrictions on such Units have lapsed.
          (d) Right to Vote and to Receive Distributions. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote Units subject to Unit Awards and to receive any distributions paid on such Units during the restriction period. The Committee may determine that distributions on Unit Awards shall be withheld while the Unit Awards are subject to restrictions and that the distributions shall be payable only upon the lapse of the restrictions on the Unit Awards, or on such other terms as the Committee determines. Distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated distributions may accrue interest, as determined by the Committee, and shall be paid in cash, Units, or in such other form as distributions are paid on Units, as determined by the Committee.
          10. Unit Appreciation Rights and Other Unit-Based Awards
          (a) UARs. The Committee may grant UARs to an Employee, Consultant or Manager separately or in tandem with an Option, if and to the extent permitted by section 409A of the Code. The following provisions are applicable to UARs:
               (i) General Requirements. The Committee shall establish the number of Units, the terms and the base amount of the UAR at the time the UAR is granted. The base amount of each UAR shall be not less than the Fair Market Value of a Unit as of the date of Grant of the UAR.
               (ii) Tandem UARs. The Committee may grant tandem UARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding. In the case of tandem UARs, the number of UARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Units that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the

UARs relating to the Unit covered by such Option shall terminate. Upon the exercise of UARs, the related Option shall terminate to the extent of an equal number of Units.
               (iii) Exercisability. A UAR shall become exercisable in accordance with such terms and conditions as may be specified. The Committee may grant UARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding UARs at any time for any reason. The Committee shall determine in the Grant Letter under what circumstances and during what periods a Participant may exercise an UAR after termination of employment or service. A tandem UAR shall be exercisable only while the Option to which it is related is exercisable.
               (iv) Exercise of UARs. When a Participant exercises UARs, the Participant shall receive in settlement of such UARs an amount equal to the value of the Unit appreciation for the number of UARs exercised. The Unit appreciation for a UAR is the amount by which the Fair Market Value of the underlying Unit on the date of exercise of the UAR exceeds the base amount of the UAR as specified in the Grant Letter.
               (v) Form of Payment. The Committee shall determine whether the Unit appreciation for an UAR shall be paid in the form of Units, cash or a combination of the two. For purposes of calculating the number of Units to be received, Units shall be valued at their Fair Market Value on the date of exercise of the UAR. If Units are to be received upon exercise of an UAR, cash shall be delivered in lieu of any fractional Unit.
          (b) Other Unit-Based Awards. The Committee may grant other awards not specified in Sections 7, 8 or 9 above that are based on or measured by Units to Employees, Consultants and Managers, on such terms and conditions as the Committee deems appropriate. Other Unit-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Units or cash, or in a combination of the two, as determined by the Committee in the Grant Letter.
          11. Performance-Based Compensation
          (a) Performance Goals. When performance-based Grants are made, the Committee shall establish in writing (i) the performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate.
          (b) Criteria Used for Performance Goals. The Committee shall use performance goals based on any criteria that the Committee deems appropriate, including the following criteria with respect to APL: Unit price, earnings per Unit, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, Unit holder return, return on equity, return on capital employed, growth in assets, Unit volume, sales, cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of APL and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.
          (c) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Letter after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Letter.
          (d) Death, Disability or Other Circumstances. The Committee may provide in the Grant Letter that performance-based Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances determined by the Committee.
          12. Deferrals
          The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Units that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.
          13. Withholding of Taxes
          (a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants. The Company may require forfeiture of any Grant for which the Grantee does not timely pay the applicable withholding taxes.
          (b) Election to Withhold Units. If the Committee so permits, Units may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Units, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.
          14. Transferability of Grants
          (a) Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

          (b) Transfer of Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Letter, that a Participant may transfer Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.
          15. Consequences of a Change of Control
          (a) Upon a Change of Control, unless the Committee determines otherwise in the Grant Letter, all Grants shall automatically vest and become payable or exercisable, as the case may be, in full. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may require that Participants surrender their outstanding Options and UARs for cancellation in exchange for one or more payments by the Company, in cash or Units as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Units subject to the Participant’s unexercised Options and UARs exceeds the Exercise Price or base amount, as applicable, and on such terms as the Committee determines, (ii) after giving Participants an opportunity to exercise their outstanding Options and UARs, the Committee may terminate any or all unexercised Options and UARs at such time as the Committee deems appropriate, (iii) with respect to Participants holding Phantom Units, Other Unit-Based Awards or Distribution Equivalents, the Committee may determine that such Participants shall receive one or more payments in settlement of such Phantom Units, Other Unit-Based Awards or Distribution Equivalents, in such amount and form and on such terms as may be determined by the Committee, or (iv) the Committee may determine that Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity). Without limiting the foregoing, if the per Unit Fair Market Value of the Units does not exceed the per Unit Exercise Price or base price of an Option or UAR, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or UAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.
          (b) Other Transactions. The Committee may provide in a Grant Letter that a sale or other transaction involving a subsidiary or other business unit shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction, including provisions to comply with section 409A of the Code, if applicable.
          16. Requirements for Issuance of Units
          No Units shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Units have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Units as the Committee shall deem necessary or advisable, and certificates representing such Units may be legended to reflect any such restrictions. Certificates representing Units issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a Unit holder with respect to Units covered by a Grant until Units have been issued to the Participant.
          17. Amendment and Termination of the Plan
          (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the Unit holders if such approval is required in order to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Letter, or except as provided in Section 18(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.
          (b) No Repricing. Except in connection with a transaction involving APL (including without limitation, any distribution of Units, Unit split, APL’s payment of an extraordinary distribution, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Units), the terms of outstanding Grants may not be amended to reduce the Exercise Price or base amount, as applicable, of outstanding Options or UARs or cancel outstanding Options or UARs in exchange for cash, other Grants or Options or UARs with an Exercise Price or base amount that is less than the Exercise Price or base amount of the original Options or UARs without Unit holder approval.
          (c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the Unit holders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.
          18. Miscellaneous
          (a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant options or make other Unit-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving APL in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted grants, as determined by the Committee
          (b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer Units under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. It is the intent of the Company, to the extent applicable, that Grants comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement of section 16 of the Exchange Act or section 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.
          (c) Section 409A. The Plan and Grants under the Plan are intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made upon an event and in a manner permitted by section 409A, to the extent applicable. Notwithstanding anything in a Grant Letter to the contrary, if required by section 409A, if a Participant is considered a “specified employee” for purposes of section 409A and if payment of any amounts under the Grant Letter is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period (or within 60 days after the death of the Participant, if the Participant dies during the postponement period). Under a Grant that is subject to 409A, all payments to be made upon a termination of employment may only be made upon a “separation from service” under section 409A and, unless the Grant Letter provides otherwise, the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event may a Participant, directly or indirectly, designate the calendar year of a payment other than in accordance with section 409A.
          (d) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
          (e) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

          (f) Rights of Participants. Nothing in this Plan shall entitle any Employee, Manager or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.
          (g) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Units or whether such fractional Units or any rights thereto shall be forfeited or otherwise eliminated.
          (h) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
          (i) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Letters issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

APPENDIX B
FORM OF CONSENT
There are three ways to vote your Consent:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on                     , 2010. Have this card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future consent solicitation statements, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on                     , 2010. Have this card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date this consent card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your consent must be received by 11:59 P.M. Eastern Time on                     , 2010.
If you vote over the Internet or by telephone, you do NOT need to return this consent card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS CONSENT CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

ATLAS PIPELINE PARTNERS, L.P.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE PROPOSAL.

Vote on Proposal		For	Against	Abstain

1.	Proposal: To approve the terms of the Atlas Pipeline Partners, L.P. 2010 Long-Term Incentive Plan, as described in the Consent Solicitation Statement. A copy of the 2010 Long-Term Incentive Plan is included in the accompanying Consent Solicitation Statement as Appendix A.	☐	☐	☐

If no box is marked above, but this Consent is otherwise properly completed and signed, the limited partnership units will be voted “FOR” the Proposal.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

FOLD AND DETACH HERE

ATLAS PIPELINE PARTNERS, L.P.
Westpointe Corporate Center One
1550 Coraopolis Heights Road
Moon Township, PA 15108
CONSENT AND VOTE FOR ADOPTION
OF THE ATLAS PIPELINE PARTNERS, L.P. 2010 LONG-TERM INCENTIVE PLAN
          The undersigned Unitholder of Atlas Pipeline Partners, L.P., a Delaware limited partnership, hereby revokes all prior consents given with respect to the matters covered hereunder, and acknowledges receipt of the Consent Solicitation Statement dated                     , 2010.
          THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS SIGNED CONSENT WILL BE TREATED AS HAVING CAST A VOTE IN ACCORDANCE WITH THE BOX YOU MARK ON THE REVERSE SIDE.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS CONSENT USING THE ENVELOPE
PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.